OBJECTSOFT ANNOUNCES $2 MILLION IN CONVERTIBLE PREFERRED STOCK
FINANCING FROM INSTITUTIONAL INVESTORS AND PROPOSED PUBLIC
OFFERING OF UP TO $20 MILLION IN COMMON STOCK

Hackensack, New Jersey, March 19, 1999 - ObjectSoft Corporation (NASDAQ:OSFT) announced today that it has closed a $2 million financing with several institutional investors arranged by Settondown Capital International, Ltd., pursuant to which $2 million of Series E Convertible Preferred Stock of the Company was issued and purchased by such investors. The financing was arranged in part to meet early demand for the Company's FastTake(TM) product. The Series E Preferred Stock is convertible into the Company's common stock at the original closing date's market price for the common stock, subject to possible reduction under a formula keyed to market prices during a lookback period of up to 30 days prior to conversion. The resale of the common stock is restricted and subject to registration with the Securities and Exchange Commission. Because of this $2 million financing, the Company will not draw down any additional amounts, or issue any additional shares, under the Company's previously announced Series D Convertible Preferred Stock financing which was first consummated in December 1998.

         "This financing strengthens ObjectSoft financially, and is expected to provide us with the necessary resources to continue to execute our business plan," said David E.Y. Sarna, Chairman and Co-CEO of ObjectSoft.

         The Company also announced that it has entered into a letter of intent with a New York Stock Exchange member firm for a proposed underwritten secondary public offering of up to $20 million of the Company's common stock. The public offering is subject to various conditions, including execution of definitive agreements, regulatory approvals and market conditions. The offering is likely to take several months to complete. No further terms were disclosed.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy the Company's securities. The proposed public offering will be made only by means of a prospectus.

About ObjectSoft

Founded in 1990, ObjectSoft Corporation delivers value-added information and service solutions through interactive kiosks with custom enclosures under the brand names FastTake(TM) and SmartSign(TM). Installation and Field Service are provided by IBM Corporation (NYSE: IBM). FastTake(TM) Video kiosks allows consumers to preview 500 movie trailers, search up to 7,500 titles and the ability to receive drop shipment to their home or workplace through e-commerce and online transaction capabilities. Software provides retailers with monthly updates to the database, advertising opportunities, point-of-purchase promotions, demographic targeting and studio/retailer cross promotion. ObjectSoft is a publicly-held company listed on NASDAQ. For more information on ObjectSoft, visit their website at http://www.objectsoft.net.

This press release contains certain forward-looking statements concerning ObjectSoft which are subject to a number of known and unknown risks that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking


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statements.  Among such risks are those discussed in the Company's  Registration
Statements on Form SB-2 and Form S-3 and its Quarterly Reports on Form 10-QSB and include, but are not limited to, limited operating history, recent establishment of new business divisions, dependence on new and untested product, risks related to technological factors and potential manufacturing difficulties.


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